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                            CAPITAL CORP OF THE WEST

                 SUPPLEMENT TO PROSPECTUS DATED AUGUST 21, 1997

    This Prospectus is being delivered together with a copy of the Company's latest Form 10-K, as amended. It is expected that certificates for the shares of Common Stock offered hereby will be made available for delivery on or about August 28, 1997.

                 The date of this Supplement is August 27, 1997